Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 13, 2023 relating to the financial statements of SelectQuote, Inc. and the effectiveness of SelectQuote, Inc.’s internal control over financial reporting appearing in SelectQuote, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2023.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
September 13, 2023